                                                                      EXHIBIT 12


                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)

                                              Twenty-six Weeks Ended
                                            --------------------------
                                               July 29,     July 30,
                                                 1995         1994
                                            -----------   ------------
Adjusted Earnings
-----------------

Income before income taxes                    $146,973     $168,108

Portion of minimum rent ($332,248 in 1995
   and $303,864 in 1994) representative
   of interest                                 110,749      101,288

Interest on indebtedness                        36,688       29,420
                                            ----------- ------------

   Total Earnings as Adjusted                 $294,410     $298,816
                                            =========== ============

Fixed Charges
-------------

Portion of minimum rent representative
   of interest                                $110,749     $101,288

Interest on indebtedness                        36,688       29,420
                                            ----------- ------------

   Total Fixed Charges                        $147,437     $130,708
                                            =========== ============

Ratio of Earnings to Fixed Charges               2.00x        2.29x
                                            =========== ============

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